Exhibit 99.4

Bristol Myers Squibb™ MYOKARDIA



Bristol Myers Squibb to Acquire MyoKardia

Bristol Myers Squibb has agreed to acquire MyoKardia, a clinical-stage biopharmaceutical company discovering and developing targeted therapies for the treatment of serious cardiovascular diseases. Through this transaction, BMS gains mavacamten, a potential first-in-class cardiovascular medicine for the treatment of obstructive hypertrophic cardiomyopathy ("HCM"), a chronic heart disease with high morbidity and patient impact. An NDA for mavacamten for symptomatic obstructive HCM is expected to be submitted to the FDA in Q1 2021. BMS also expects to explore the full potential of mavacamten in additional indications and develop MyoKardia's promising pipeline of novel compounds.


Robust Clinical Data
mavacamten
First-to-market
Strong Specialty Value

Further strengthens our outlook with the addition of mavacamten

- Addresses underlying disease and improves quality of life
- First-to-market
- Ability to achieve value consistent with chronic specialty CV products

160–200K

diagnosed, symptomatic obstructive HCM patients across the U.S. and EU are in immediate need of treatment

Source: Maron. NEJM. 2018; Marian. Circ Res. 2017; Maron. Am J Cardiol. 2016; Maron. Circulation. 1995.

Accelerates the expansion of our cardiovascular portfolio

Planned acquisition fits well into BMS's existing portfolio given broad expertise in CV disease

Established Eliquis as the #1 oral anticoagulant globally with best-in-class profile, driven by leading commercial execution

Well positioned to advance global development of MyoKardia's portfolio – promising pipeline includes danicamtiv (formerly MYK-491) and MYK-224

Mavacamten will be a fully owned asset; demonstrated clinically meaningful results in pivotal Phase 3 EXPLORER-HCM trial

Will explore mavacamten in additional indications, including non-obstructive HCM

Strong returns and accretion

Mavacamten will be a meaningful medium- and long-term growth driver presenting a significant commercial opportunity upon approval

Expected to be accretive to non-GAAP EPS starting in 2023

IRR in excess of MyoKardia WACC

Transaction Terms

$13.1 billion all cash acquisition via tender offer

Expected to close in Q4 2020

Subject to customary conditions

Additional Information and Where to Find ItThe tender offer described in this report has not yet commenced, and this communication is neither an offer to purchase nor a solicitation of an offer to sell securities. At the time the tender offer is commenced, Bristol Myers Squibb will cause Merger Sub to file with the U.S. Securities and Exchange Commission (“SEC”) a tender offer statement on Schedule TO. Investors and MyoKardia stockholders are strongly advised to read the tender offer statement (including an offer to purchase, letter of transmittal and related tender offer documents) and the related solicitation/ recommendation statement on Schedule 14D-9 that will be filed by MyoKardia with the SEC, because they will contain important information. These documents will be available at no charge on the SEC’s website at www.sec.gov. In addition, a copy of the offer to purchase, letter of transmittal and certain other related tender offer documents (once they become available) may be obtained free of charge at www.bms.com or by directing a request to Bristol Myers Squibb, Office of the Corporate Secretary, 430 East 29th Street, 14th Floor, New York, New York 10154-0037. A copy of the tender offer statement and the solicitation/recommendation statement will be made available to all stockholders of MyoKardia free of charge at www.myokardia.com or by contacting MyoKardia at ir@ myokardia.com, telephone number 650-351-4690.In addition to the offer to purchase, the related letter of transmittal and certain other offer documents, as well as the solicitation/recommendation statement, Bristol Myers Squibb and MyoKardia file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by Bristol Myers Squibb or MyoKardia at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Bristol Myers Squibb’s and MyoKardia’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.Forward Looking StatementsThis report contains “forward-looking statements” relating to the acquisition of MyoKardia by Bristol Myers Squibb and the development and commercialization of certain biological compounds. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. No forward-looking statement can be guaranteed. Among other risks, there can be no guarantee that the acquisition will be completed, or if it is completed, that it will close within the anticipated time period or that the expected benefits of the acquisition will be realized. The actual financial impact of this transaction may differ from the expected financial impact described in this report. In addition, the compounds described in this report are subject to all the risks inherent in the drug development process, and there can be no assurance that the development of these compounds will be commercially successful. Forward-looking statements in this report should be evaluated together with the many uncertainties that affect Bristol Myers Squibb’s business, particularly those identified in the cautionary factors discussion in Bristol Myers Squibb’s Annual Report on Form 10-K for the year ended December 31, 2019, and its subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Bristol Myers Squibb undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.Use of Non-GAAP Financial Information and Financial GuidanceThis release contains non-GAAP financial guidance, which is adjusted to exclude certain costs, expenses, gains and losses and other specified items that are evaluated on an individual basis. These non-GAAP items are adjusted after considering their quantitative and qualitative aspects and typically have one or more of the following characteristics, such as being highly variable, difficult to project, unusual in nature, significant to the results of a particular period or not indicative of future operating results. Similar charges or gains were recognized in prior periods and will likely reoccur in future periods. Non-GAAP information is intended to portray the results of the company’s baseline performance, supplement or enhance management, analysts and investors overall understanding of the company’s underlying financial performance and facilitate comparisons among current, past and future periods. For example, non-GAAP earnings and EPS information are indications of the company’s baseline performance before items that are considered by us to not be reflective of the company’s ongoing results. In addition, this information is among the primary indicators that we use as a basis for evaluating performance, allocating resources, setting incentive compensation targets and planning and forecasting for future periods. This information is not intended to be considered in isolation or as a substitute for net earnings or diluted EPS prepared in accordance with GAAP and may not be the same as or comparable to similarly titled measures presented by other companies due to possible differences in method and in the items being adjusted. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.There is no reliable or reasonably estimable comparable GAAP measure for this non-GAAP financial guidance because we are not able to reliably predict the impact of specified items beyond 2020. As a result, reconciliation of this non-GAAP measure to the most directly comparable GAAP measure is not available without unreasonable effort. In addition, the company believes such a reconciliation would imply a degree of precision and certainty that could be confusing to investors. The variability of the specified items may have a significant and unpredictable impact on our future GAAP results.In addition, the non-GAAP financial guidance in this release excludes the impact of any potential additional future strategic acquisitions and divestitures and any specified items that have not yet been identified and quantified. The guidance also excludes macro-economic effects due to the COVID-19 pandemic that are not yet quantifiable. The financial guidance is subject to risks and uncertainties applicable to all forward-looking statements as described elsewhere in this press release.